CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 24, 2014 with respect to the financial statements and financial highlights of New Sheridan Developing World Fund (a series of ALPS Series Trust) incorporated by reference herein and to the reference to our firm under the heading "How do the Funds' other service providers compare" in the Proxy Statement/Prospectus.



/s/ KPMG LLP
Denver, Colorado
October 19, 2015